Exhibit (s)

Calculation of Filing Fee Table

Form N-2

(Form Type)

Great Elm Capital Corp.

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security(1)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Debt	% Notes due 2029	457	(a)	$4,500,000	—	$4,500,000	0.00014760	$664.20
Fee Previously Paid	Debt	% Notes due 2029	457	(a)	$30,000,000	—	$30,000,000	0.00014760	$4,428.00
	Total Offering Amount				$34,500,000		$34,500,000		$5,092.20
	Total Fees to Be Paid								$5,092.20
	Total Fees Previously Paid								$4,428.00
	Net Fees Due								$664.20

(1)	Estimated solely for the purposes of calculating the registration fee per Rule 457(a).
(2)	Includes Notes that may be issued pursuant to the underwriter’s over-allotment option.
(3)	The registrant previously paid $4,428.00 in connection with the registration statement on Form N-2 (File No. 333-281177) as filed with the Securities and Exchange Commission on August 1, 2024.